Exhibit 99.2

             XRG, INC. NAMES EDDIE R. BROWN CHIEF EXECUTIVE OFFICER

             THIRTY-FIVE YEAR INDUSTRY VETERAN TO HEAD GROWTH PLANS

         FEBRUARY 21, 2006; PITTSBURGH, PA - XRG, INC. (XRGI:OTCBB), which continues to see improved results from the implementation of its restructuring strategy of transitioning from an asset based carrier to a non-asset based carrier, announces the appointment of Eddie R. Brown, as the new Chief Executive Officer effective immediately.

         Mr. Brown brings over thirty-five years of trucking industry experience to the Company. He is the co-founder and CEO of Highway Transport, Inc. in Evergreen, Alabama, a terminal which operates with XRG on an agency agreement and has served on XRG's Board of Advisors since February 2005. Furthermore, for eight years Mr. Brown served as president of several divisions of Landstar, an industry leading publicly-held non-asset based carrier. His experience should help XRG emulate their success, which XRG has used as a model to form its restructuring strategy.

         Mr. Brown expressed his thanks to his fellow members of the XRG Board of Advisors and the Board of Directors for their confidence in him to lead the Company. Mr. Brown said "With the establishment of our own general and administrative functions in Chattanooga, XRG will be in closer proximity to its operating divisions and able to be more responsive to their daily business needs. Looking past this, the goal is to increase our revenue base by creating new agency and brokerage relationships that benefit the Company and fit our planned growth and operation."

About XRG, Inc.
XRG, Inc. is a public company trading on the OTCBB under the symbol XRGI that was established in November 2000 to provide truckload freight and transportation logistics services nationally. In addition to organic growth, the company is targeting expansion through terminal agreements, brokerage agreements and acquisition of well-managed carriers.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the company's behalf. All statements, other than statements of historical facts which address the company's expectations of sources of capital or which express the company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the company, actual results may differ materially from the expectations expressed in the forward-looking statements.

Contact:
Terence F. Leong
Walker Street Associates
TEL: 518-828-4988